                                                                    Exhibit 3.11


AMENDMENT OF ARTICLE IV, SECTION 1 AND SECTION 10 OF THE EQUITY OFFICE BYLAWS

     Article IV, Sections 1 and 10 of the Equity Office Bylaws are hereby amended in their entirety to read as set forth below:

     "Section 1. NUMBER, TENURE AND QUALIFICATION. The Trustees may appoint from among its members an Audit Committee, a Compensation Committee and other committees, each composed of one or more Trustees, to serve at the pleasure of the Trustees."

     "Section 10. COMPENSATION AND OPTION COMMITTEE. The Compensation and Option Committee shall be composed of at least one Trustee. The Compensation and Option Committee shall be authorized to establish the compensation and benefit arrangements for the officers and key employees of the Trust and to establish general policy relating to compensation and benefit arrangements of employees of the Trust. The Compensation and Option Committee shall also administer the share plans and compensation programs of the Trust. The Compensation and Option Committee further shall be authorized to administer the Trust's Supplemental Retirement Savings Plan."